Exhibit 10.2

GREAT LAKES DREDGE & DOCK COMPANY

SEVERANCE PAY PLAN & SUMMARY PLAN DESCRIPTION

(AMENDED AND RESTATED EFFECTIVE AS OF FEBRUARY 10, 2026)

1.	PURPOSE

This Plan is intended to provide severance benefits to Eligible Employees of the Company under the circumstances set forth below. The Plan was originally effective January 1, 1989, was amended and restated in its entirety effective as of April 1, 2011, was later amended and restated in its entirety effective May 8, 2025, and is hereby further amended and restated in its entirety effective as of February 10, 2026. This amendment and restatement of the Plan supersedes any other severance pay program or policy of the Company (except as otherwise specifically provided in an individual agreement by and between the Company and an Eligible Employee); provided, however, that in no event shall an Eligible Employee be entitled to severance benefits under this Plan and under any other severance benefit arrangement unless specifically provided otherwise by the Administrator. This document serves as both the Plan document and the summary plan description for the Plan.

2.	DEFINITIONS

2.1.	“Administrator” means the Company’s Vice President, HR & Labor Relations.

2.2.	“Affiliate” means any entity which, together with the Company, would be treated as a single employer under Code Section 414(b), (c), (m), or (o) or Section 4001 of ERISA.

2.3.

“Base Salary” means the regular rate of annual base pay of an Eligible Employee in effect on such Eligible Employee’s Date of Termination divided by fifty-two (52) weeks. Bonuses, overtime, incentive pay and any other compensation (such as overseas pay, hazard pay, hardship bonuses, etc.) received or paid in addition to the regular rate of annual base pay of the Eligible Employee are disregarded for purposes of determining Base Salary.

2.4.	“Board” means the Board of Directors of Parent.

2.5.	“Cause” means the Company’s determination (through the determination of the Administrator) that one of the following events has occurred:

a.	the Eligible Employee’s conviction of, or a plea of guilty or nolo contendere to, a felony, or any crime or offense lesser than a felony involving the property of the Company or an Affiliate;

b.	the Eligible Employee engaging in an act of moral turpitude;

c.	the Eligible Employee engaging in dishonest or wrongful conduct that has caused demonstrable and serious injury to the Company or an Affiliate, monetary or otherwise;

d.

the Eligible Employee’s breach of restrictive covenants under any restrictive covenant provision entered into with the Company or any of its Affiliates that Employee is bound by (including any confidentiality provisions);

e.	the violation of any code of conduct, policy, procedure, or rule of the Company or any Affiliate that is applicable to the Eligible Employee;

f.	the Eligible Employee has failed to adequately or competently perform the reasonable duties required of him or her in accordance with the Company’s reasonable expectations; or

g.

the Eligible Employee being repeatedly absent from his or her duties, for reasons other than the Eligible Employee’s physical or mental disability, without written authorization from a duly authorized officer of the Company.

2.6.	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

2.7.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8.	“Company” means Great Lakes Dredge & Dock Company, LLC.

2.9.	“Date of Termination” means the date on which an Eligible Employee’s Termination of Employment occurs, as determined by the Company.

2.10.

“Eligible Employee” means an Employee who is a full-time, salaried employee, as classified by the Company; provided, however, the term “Eligible Employee” shall not include (i) an Employee paid on an hourly-rate basis, (ii) temporary, seasonal or contract employees, and (iii) any leased employees, as defined under Code Section 414(n).

2.11.	“Employee” means any person who is employed by the Company, excluding the following:

a.

Any person who is employed pursuant to a written agreement which provides that he or she shall not be eligible for any severance benefits or otherwise provides for severance benefits or any person who is otherwise eligible for severance benefits under a separate agreement or arrangement with the Company or any of its Affiliates;

b.

Any individual designated in good faith by the Company as an independent contractor, regardless of whether the Internal Revenue Service, another government agency or department, or a court of law later determines such individual to be a common law employee;

c.	Any person included in a unit of employees covered by a collective bargaining agreement, unless such agreement expressly makes the Plan applicable to such person; or

d.

Any individual who is a nonresident alien and who receives no earned income (within the meaning of Code Section 911(d)(2)) from the Company that constitutes income from sources within the United States within the meaning of Code Section 861(a)(3).

2.12.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.13.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.14.	“Government Agencies” has the meaning provided in Section 11.16.

2.15.	“Health Payment” has the meaning provided in Section 5.2(b).

2.16.	“Non-Qualifying Termination” has the meaning provided in Section 4.2.

2.17.	“Parent” means Great Lakes Dredge & Dock Corporation, the parent of the Company.

2.18.	“Participant” means any Eligible Employee who becomes eligible for severance benefits under this Plan in accordance with Section 3.

2.19.	“Plan” means this Great Lakes Dredge & Dock Company Severance Pay Plan, as it may be amended from time to time hereafter.

2.20.	“Plan Year” means the calendar year.

2.21.	“Qualifying Termination” has the meaning provided in Section 4.1.

2.22.

“Termination of Employment” means the termination of an Employee’s employment with the Company and each Affiliate, which constitutes a “separation from service” under Code Section 409A and the Department of Treasury regulations and other guidance promulgated thereunder.

2.23.

“Year of Employment” means a consecutive twelve (12)-month period during which an Eligible Employee has been continuously employed with a Participating Employer on a full-time, salaried basis as measured from the Eligible Employee’s date of hire and each anniversary thereof; provided, however, that (i) Plan Years before the most recent date of hire or rehire of an Employee shall be disregarded; and (ii) if the Eligible Employee is on a Company-approved leave of absence (paid or unpaid), such leave shall count as continuous employment solely for purposes of determining the Eligible Employee’s Years of Employment.

3.	ELIGIBILITY

An Eligible Employee who experiences a Qualifying Termination and satisfies the conditions of Section 5 shall become a Participant.

4.	PAYMENT CIRCUMSTANCES

4.1.

Qualifying Termination. An Eligible Employee shall become eligible for severance benefits under this Plan upon an involuntary Termination of Employment by the Company without Cause, provided that such Termination of Employment does not constitute a Non-Qualifying Termination (a “Qualifying Termination”). A Qualifying Termination includes, but is not limited to, a Termination of Employment due to:

a.	Permanent reduction in work force;

b.	Discontinuance of an operation;

c.	Sale of a division or entity to an unaffiliated entity (except as provided in Section 4.2(d));

d.	Location closing, unless a remote working arrangement has been offered by the Company; or

e.	Job position elimination.

4.2.	Non-Qualifying Termination. A Termination of Employment will not constitute a Qualifying Termination in the following circumstances (each, a “Non-Qualifying Termination”):

a.	Termination of Employment due to death or disability;

b.	Termination of Employment for Cause;

c.	Employee voluntarily retires, resigns, quits, or abandons his or her job for any reason;

d.

Termination of Employment at the time of a sale or other disposition of the Company or any assets of the Company after Employee declines an offer of employment with the successor to the Company (regardless of whether the position offered by such successor is comparable to the Employee’s position immediately prior to such sale or disposition);

e.

Limitation or interruption of the Company’s business operations due to occurrences beyond the Company’s control, including but not limited to an act of war, fire, flood, pandemic, health emergency, or other disaster; or

f.	Limitation or interruption of the Company’s business operations due to other circumstance, including but not limited to strikes, work stoppages or slowdowns, or civil disturbance.

4.3.

Change in Date of Termination. The Company has the right to cancel a Termination of Employment or reschedule a Date of Termination at any time before the Eligible Employee’s specified Date of Termination. If the Company cancels an Eligible Employee’s Date of Termination or if the Eligible Employee voluntarily terminates his or her employment prior to the Date of Termination specified by the Company, the Eligible Employee shall not be eligible for any benefits under this Plan.

5.	SEVERANCE BENEFITS

5.1.	Salary Continuation.

a.

A Participant shall receive salary continuation payments in an amount equal to his or her Base Salary in effect on his or her Date of Termination for the applicable number of weeks as provided in the following chart:

Participant’s Years of Employment	Weeks of Base Salary Continuation - All Participants
Fewer than 6 years	4
At least 6, fewer than 7	6
At least 7, fewer than 8	7
At least 8, fewer than 9	8
At least 9, fewer than 10	9
At least 10, fewer than 11	10
At least 11, fewer than 12	12
At least 12, fewer than 13	14
At least 13, fewer than 14	16
At least 14, fewer than 15	18
At least 15, fewer than 16	20
At least 16, fewer than 17	22
At least 17, fewer than 18	24
18 or more	26

The Administrator reserves the right to increase each Eligible Employee’s salary continuation entitlement in its sole discretion. Payments shall commence on the Company’s next regularly scheduled payroll date for salaried Employees following the date on which the Participant’s release of claims under Section 5.3 becomes effective (but in no event shall the salary continuation commence later than 60-days following the Date of Termination and the salary continuation shall only commence if such release becomes effective within 60 days following the Date of Termination); provided, however, that the severance payment required under this Section shall be made in the second calendar year if such 60-day period begins in one calendar year and ends in the subsequent calendar year. Payments shall continue for the applicable number of weeks and will be paid on the Company’s regularly scheduled payroll dates for salaried Employees. The first payment under this Section shall include retroactive payments to make up for the time period between the Date of Termination and the first severance payment. For the avoidance of doubt, if the Participant revokes or does not sign the release, no severance or other benefits shall be payable hereunder.

b.	Payment of Participant’s accrued vacation pay, if any, shall not extend the duration of salary continuation payments as determined pursuant to the chart, above.

5.2.	Health Care Continuation.

a.

To the extent permitted under the Company’s group health care plan and required under COBRA, such Participant (and his eligible dependents) may be entitled to elect to continue health care coverage under the Company’s group health plan on a self-pay basis in accordance with COBRA. If Participant timely elects COBRA coverage for himself/herself and/or his/her eligible dependents, the Participant shall continue to receive coverage under the Company’s group health plan in effect on the Date of Termination for himself/herself and, where applicable, his/her spouse and dependents, but only for the time as the Participant or his/her eligible dependents are eligible for COBRA coverage; provided that, in order to receive such continued coverage, the Participant shall be required to pay to the Company (or its designee), at the same time that COBRA premium payments are due for the month (or a pro-rata amount of the required COBRA premium through a reduction of the salary continuation payments under the Plan as such payments are received), an amount equal to the full COBRA premium required for such coverage.

b.

If a Participant timely elects COBRA for himself/herself and/or his/her eligible dependents, he/she will receive a subsidy from the Company for medical coverage for the first three (3) months of the COBRA period, equal to the difference between the COBRA premium rates for such medical coverage and the premium rates that the Company charges for a similarly situated active participant receiving such medical coverage, payable in substantially equal monthly installments over such three (3) month period (the “Health Payment”), subject to Section 10 of this Plan. The Health Payment shall cease following the three (3)-month subsidy period set forth in this section. The COBRA health continuation period under Code Section 4980B shall run concurrently with the period of Health Payments following the Participant’s Date of Termination. The Health Payment paid to the Participant during the period of time during which the Participant would be entitled to continuation coverage under the Company’s group health plan under COBRA is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treas. Reg. §1.409A-l(b)(9)(v)(B). The Health Payment shall be paid to the Participant in a manner that complies with the requirements of Treas. Reg. §l.409A-3(i)(l)(iv).

c.

Notwithstanding the foregoing, the obligation to pay a monthly Health Payment to the Participant shall cease on the earlier of the date when the Participant becomes eligible for group health coverage offered by another employer or otherwise ceases to be eligible for COBRA. All other provisions of the Participant’s (and his or her covered eligible dependents’) COBRA coverage (including, without limitation, any applicable co-payments, deductibles and other out-of-pocket expenses) will be in accordance with the applicable plan in effect for similarly situated active employees of the Company or Affiliate, as applicable.

d.	No Health Payment shall be made to a Participant whose release agreement has not become effective in accordance with the provisions of Section 5.3(a).

5.3.	Receipt and Release.

a.

The receipt of severance benefits under this Plan is conditioned on the Participant’s execution of (and failure to timely revoke) and delivery of a written release, in such form as may be determined by the Administrator. Such release shall be intended to create a binding agreement by the Participant to release any claims that the Participant may have against the Company, and certain related entities or individuals, that arise on or before the date on which the Participant signs the release, including, without limitation, any claims under the federal Age Discrimination in Employment Act, as amended. The release may also require the Participant, after Termination of Employment, to cooperate with the Company in connection with any lawsuits or disputes with respect to which the Participant has information or may be a witness. The Participant will be given a specified period of time to consider the release before signing it (not to exceed 45 days following the Date of Termination), and the Participant will be advised to consult an attorney before signing the release. The Participant will have the right to revoke the release within a period specified in the release, provided that the release shall become effective no later than 60 days following the Date of Termination.

b.

The Administrator may also condition the receipt of severance benefits under this Plan on the Participant’s execution and delivery of one (1) or more restrictive covenants, in such form as may be determined by the Administrator.

5.4.	Cessation of Severance Benefits.

a.

In the event a Participant is re-employed by the Company or employed by an Affiliate while receiving severance benefits under this Plan, all severance and other benefits under this Plan shall cease. If a Participant is re-employed by the Company or employed by an Affiliate after receiving all severance benefits under this Plan, such Participant’s Years of Employment prior to his or her Termination of Employment shall be disregarded in determining any severance benefits under this Plan in the event of a subsequent Termination of Employment.

b.

In the event of a Participant’s death prior to receiving all severance benefits under this Plan, all remaining severance benefits shall be paid to the Participant’s estate in accordance with the payment schedule set forth in Section 5.0.

c.

In the event that a Participant violates any provision of the Plan or any related term of any covenant or his or her release, all severance benefits shall cease and no further severance or other benefits under this Plan shall be made on Participant’s behalf.

5.5.

Severance Pay Exception. Notwithstanding the preceding provisions of this Section 5.0, in no event shall (i) the amount of severance benefits payable to any Participant hereunder exceed two (2) times the Participant’s annual pay (as limited to the Internal Revenue Code Section 401(a)(17) limitation for each year) or (ii) severance benefits payable to any Participant hereunder be paid later than the end of the second year following the year in which the Termination of Employment occurs, such that the payments will satisfy the exception for separation pay due to involuntary separation from service under Code Section 409A and the Department of Treasury regulations and the other guidance promulgated thereunder. Notwithstanding any provisions of this Plan to the contrary, the Administrator may, in its sole discretion, evaluate circumstances which may result in variances from the provisions of the Plan and may increase the amount of benefits payable under the Plan. Offset; Mitigation. Subject to Code Section 409A, the amount of a Participant’s severance benefits shall be reduced to the extent necessary to defray amounts owed by such Participant due to unused expense account balances, overpayment of salary, awards or bonuses, advances or loans. In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as expressly provided in Section 5.2(c), such amounts shall not be reduced whether or not the Participant obtains other employment.

5.6.

Non-Duplication. The severance benefits provided under this Plan are not intended to result in any duplicative benefits to Participant and this Plan shall be administered accordingly. Accordingly, the Administrator, in good faith, shall exercise its discretion and to the extent permitted under applicable law, equitably offset against Participant’s severance benefits under this Plan against any other severance, termination or similar benefits payable to Participant by the Company, including any benefits payable to Participant if the Company is required to provide advance notice of termination to Participant.

6.	CLAIMS PROCEDURE

6.1.	General. The Company shall have full discretion and final authority to make any determination under the Plan, including determining eligibility for benefits under the Plan.

6.2.

Claims Review. Any Employee who has not been granted benefits under this Plan and who believes that he is entitled to any benefits under this Plan shall present such claim in writing to the Company. The Company shall within a reasonable time period, but no later than ninety (90) days after receipt of the claim, provide adequate notice in writing to any claimant as to the decision on any such claim unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the claim was filed).

6.3.

Claims Denial. If such claim has been denied, in whole or in part, such notice shall set forth: (i) the specific reasons for such denial; (ii) specific reference to any pertinent provisions of the Plan on which denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s review procedures and the time limits applicable to such review procedures, which shall also include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review. Such notice shall be written in a manner calculated to be understood by the claimant.

Within sixty (60) days after receipt by the claimant of notification of denial, the claimant may present a written appeal to the Company. If such appeal is not filed within said sixty (60) day period, the decision of the Company shall be final and binding. The claimant or his duly authorized representative may review or receive copies of, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the claim and may submit written comments, documents, records and other information relating to the claim.

In deciding a claimant’s appeal, the Company shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the claimant does not provide all the necessary information for the Company to decide the appeal, the Company may request additional information and set deadlines for the claimant to provide that information. A decision by the Company shall be made promptly, and in any event not later than sixty (60) days after its receipt of the appeal; unless, special circumstances require an extension of time for processing the review, in which case the claimant shall be given a written notification within such initial sixty (60) day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within one hundred twenty (120) days after the receipt of the appeal).

The decision on appeal shall be forwarded to the claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information “relevant” to the claimant’s claim (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) and (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Company’s decision on review shall be final and binding on all persons for all purposes. If a claimant shall fail to file a request for review in accordance with the procedures herein outlined, such claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes. Any notice and decisions by the Company under this Section 6.0 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).

7.	AMENDMENT AND TERMINATION

The Company may amend, terminate, suspend, withdraw or modify the Plan, in whole or in part, at any time, by a written instrument signed by the Company’s Board of Managers; provided, however, that no amendment, termination or suspension may reduce any severance benefits due hereunder with respect to a Participant who previously incurred a Qualifying Termination under Section 4.1 and who has not otherwise forfeited such severance benefits under this Plan. The amendment, termination or suspension of the Plan shall be effective in accordance with the time limitations provided under applicable law, or such later date as the Company’s Board of Managers may determine in connection herewith. To the extent allowed by applicable law, any such amendment, termination or suspension may be effective retroactively.

8.	PLAN FUNDING

Severance benefits under the Plan shall be paid solely from the general assets of the Company.

9.	TAX WITHHOLDING

The Company may withhold from any payment hereunder income or employment taxes, or other required deductions, as it deems necessary to comply with applicable tax laws.

10.	MISCELLANEOUS

10.1.	Administration.

The Company shall be the administrator of the Plan and shall have authority to control and manage the operation and administration of the Plan. Any action of the Company required under the Plan shall be made by and through the Administrator. The Company, as administrator, shall be the named fiduciary of the Plan. For purposes of filing suit, the agent for service of legal process is the Company.

The Company, acting through the Administrator, shall have full, discretionary authority to enable it to carry out its duties under the Plan, including but not limited to, the authority to determine eligibility under the Plan, to construe the terms of the Plan, and to determine all questions of fact or law arising hereunder. All such determinations and interpretations shall be final, conclusive, and binding on all persons affected thereby. The Company, acting through the Administrator, shall have full, discretionary authority to correct any defect, supply any omission, or reconcile any inconsistency and resolve ambiguities in the Plan in such manner and to such extent as it may deem expedient and the Company, acting through the Administrator, shall be the sole and final judge of such expediency. Severance benefits under this Plan will be paid upon satisfaction of the eligibility conditions for a Qualifying Termination and the other requirements of the Plan, as determined by the Administrator.

10.2.	Rules of Interpretation.

In interpreting the Plan, the following rules of interpretation shall apply:

a.

Words used herein in the masculine gender shall be construed to include the feminine gender, and words used in the singular or plural shall be construed as being in the plural or singular, where appropriate.

b.	Headings and subheadings are inserted for convenience and are not to be considered in the construction of any provision of the Plan.

c.

If a provision of the Plan is held illegal or invalid for any reason, that provision shall be deemed null and void, but the invalidation of that provision shall not otherwise impair or affect the Plan.

d.	Any reference to a section of the Code shall be deemed a reference to any comparable or succeeding provision of any legislation that amends, supplements, or replaces such section.

e.

This Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to principles of conflicts of laws) to the extent not preempted by ERISA or other Federal law, which shall otherwise control. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been included.

10.3.

Fiduciary Responsibility. To the extent permitted under ERISA, each fiduciary under the Plan shall be responsible for the specific duties assigned under the Plan and shall not be directly or indirectly responsible for the duties assigned to another fiduciary. Any person or group of persons may serve in more than one (1) fiduciary capacity with respect to the Plan.

10.4.

No Rights of Employment or Other Rights. Neither the establishment nor the maintenance of the Plan nor any amendment thereof nor any act or omission under the Plan or resulting from the operation of the Plan shall be construed:

a.

as conferring upon any Eligible Employee or any other person a right or claim against the Administrator, the Company, or any Affiliate, except to the extent that such right or claim shall be specifically expressed and provided in the Plan or as provided under ERISA;

b.	as creating any responsibility or liability of the Administrator, the Company, or any Affiliate for the validity or effect of the Plan;

c.	as a contract or agreement between the Administrator, the Company, or any Affiliate and any Eligible Employee or any other person;

d.

as being consideration, or an inducement or a condition of employment of any Eligible Employee or any other person, or as affecting or restricting in any manner or to any extent whatsoever the rights or obligations of the Administrator, the Company, any Affiliate, any Eligible Employee, or any other person to continue or terminate the employment relationship at any time; or

e.

as giving any Eligible Employee the right to be retained in the service of the Administrator, the Company, or any Affiliate or to interfere with the right of the Administrator, the Company, or any Affiliate to discharge any Eligible Employee or any other person at any time.

10.5.	Code Section 409A.

a.

The Company intends that all benefits and payments to be made to a Participant hereunder will be provided or paid to a Participant in compliance with all applicable provisions of Code Section 409A and the Department of Treasury regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this Plan shall be construed and administered in accordance with such intent. This Plan may be modified to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Code Section 409A in connection with, the benefits and payments to be provided or paid to a Participant hereunder. Any such modification shall maintain the original intent and benefit to the Company and the Participant of the applicable provision of this Plan, to the maximum extent possible without violating Code Section 409A. All payments to be made upon a Termination of

Employment under this Plan may only be made upon a “separation from service” under Code Section 409A. It is intended that all of the severance benefits and other payments payable under this Plan satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Plan will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Plan (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A. For purposes of Code Section 409A, the Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

b.

Notwithstanding anything in this Plan to the contrary, if at the time of the Participant’s “separation from service” within the meaning of Code Section 409A, the Company determines that the Participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent any payment or benefit that the Participant becomes entitled to under this Plan would be considered deferred compensation subject to the twenty (20) percent additional tax imposed pursuant to Code Section 409A(a) as a result of the application of Code Section 409A(a)(2)(B)(i), such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Participant’s separation from service, or (ii) the Participant’s death.

c.

If the amounts paid under this Plan are viewed as a substitute for other severance benefits or payments that constitute nonqualified deferred compensation under Code Section 409A, then such other agreement governing the other severance benefits shall control the timing and form of payment of the benefits provided under this Plan to the extent required to comply with Code Section 409A.

d.

The Company makes no representation or warranty and shall have no liability to a Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

10.6.

Protected Rights. Each Eligible Employee understands that nothing contained in this Plan limits such Eligible Employee’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local enforcement or regulatory agency or commission (“Government Agencies”), or make other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Each Eligible Employee further understands that this Plan does not limit such Eligible Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Plan shall limit an Eligible Employee’s ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

10.7.

Notices. Any notice given under the Plan shall be sufficient if given to the Chief Legal Officer of the Parent, when addressed to its principal business office, or if given to an Eligible Employee, when addressed to the Eligible Employee at his address as it appears in the records of the Company.

10.8.	Full Satisfaction of Claims. Any payment to any Eligible Employee shall, to the extent thereof, be in full satisfaction of the claim or claims of such Eligible Employee being paid thereby.

10.9.	Governing Document. This Plan document shall constitute the only legally governing document for the Plan. No statement or other communication shall amend or modify any provision of the Plan.

10.10.

Non-Assignability. None of the payments, benefits or rights of any Eligible Employee shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Eligible Employee. Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under this Plan shall be subject to any obligation or liability of such Eligible Employee.

10.11.

Successors; Binding Agreement. This Plan shall inure to the benefit of and be binding upon the beneficiaries, heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company or one of its Affiliates. This Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 10.11, it will cause any surviving or resulting corporation or transferee unconditionally to assume all of the obligations of the Company hereunder.

11.	ERISA RIGHTS/TECHNICAL INFORMATION

11.1.	ERISA Rights

a.	Your Rights Under the Plan. If you are a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Participants are entitled to:

(i)

Examine, without charge, at the Company’s office and at other specified locations, all documents governing the Plan, including the latest annual report (Form 5500 Series) (if any) filed by the Plan with the United States Department of Labor.

(ii)

Obtain, upon written request to the Company, copies of all documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) (if any) and updated summary plan description. The Company may make a reasonable charge for the copies.

(iii)

Receive a summary of the Plan’s annual financial report (if applicable). The Company is required by law to furnish each Participant with a copy of this summary annual report automatically without charge.

b.

Fiduciary Duties Owed to Participants. In addition to creating rights for Plan Participants, ERISA imposes duties on the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

c.

Written Explanation for Denial of Benefits. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Administrator review and reconsider your claim.

d.

Enforcement of Your Rights. Under ERISA, there are steps that you can take to enforce the above rights. For instance, if you request materials from the Plan that the Plan is required to provide and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the United States Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

e.

Questions. If you have any questions about your Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefit Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, DC 20210.

11.2.	Technical Information

a.	Plan Administrator. The Plan will be administered by the Company, which is a named fiduciary within the meaning of the ERISA. The name, address, and telephone number of the Plan Administrator are:

Great Lakes Dredge & Dock Company, LLC

9811 Katy Freeway, Suite 1200

Houston, Texas

346-359-1010

b.	Plan Sponsor. The Plan sponsor is also the Company. The Plan sponsor may be contacted at the address or telephone number shown above for the Plan Administrator.

c.	Identifying Numbers. The federal employer identification number of the Plan sponsor is 20-1354414. The identifying number of the Plan is 512.

d.	Plan Year. The Plan Year is January 1 through December 31.

e.

Agent of Service of Legal Process. Service of legal process may be made on the Company, to the Chief Legal Officer of the Parent, at the address shown above. In addition, service of process may also be on the Administrator.

f.	Type of Plan. This employee welfare benefit plan provides severance benefits for Eligible Employees.

* * * * *

The undersigned duly authorized officer of the Company hereby executes this Plan as of this 10th day of February, 2026 and certifies that the foregoing is a true and complete copy of the Plan as approved and adopted by the Company.

GREAT LAKES DREDGE & DOCK COMPANY, LLC

By:	/s/ Vivienne R. Schiffer
Name: Vivienne R. Schiffer
Title: Senior Vice President, Chief Legal Officer, Chief Compliance Officer & General Counsel

[Signature Page to Great Lakes Dredge & Dock Company Severance Pay Plan & Plan Description]